Exhibit 5.1

[Sullivan & Cromwell LLP Letterhead]

May 18, 2018

Kinross Gold Corporation,
                             25 York Street,
                                                          17th Floor,
                                                                                      Toronto, Ontario,
                                                                                                                   Canada M5J 2V5.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of (i) $500,000,000 aggregate principal amount of 4.50% Senior Notes due 2027 (the “New Notes”) of Kinross Gold Corporation, an Ontario corporation (the “Company”), to be issued in exchange for the Company’s outstanding 4.50% Senior Notes due 2027 (the “Initial Notes”), pursuant to the Indenture, dated as of August 22, 2011, as supplemented by the first supplemental indenture, dated as of December 8, 2014, and the second supplemental indenture, dated as of September 1, 2016 (as supplemented, the “Indenture”), among the Company, the guarantors listed on Annex A (the “Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and (ii) the guarantees of the New Notes (the “New Guarantees”) by the Guarantors of the Initial Notes pursuant to the Indenture, we, as your U.S. counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that, when the combined Registration Statement on Form F-10 and Form S-4 (the “Registration Statement”) has become effective under the Act, when the terms of the New Notes and the New Guarantees and of their issuance and exchange have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company or the Guarantors and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or the Guarantors, when the New Notes and New Guarantees have been duly executed and delivered by the Company or the Guarantors, as applicable, and have been authenticated by the Trustee in accordance with the Indenture, and when the New Notes and New Guarantees have been duly issued and exchanged as contemplated in the Registration Statement, (i) the New Notes will constitute valid and legally binding obligations of the Company and (ii) the New Guarantees will constitute valid and legally binding obligations of the respective Guarantors, subject, in each case, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers and we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and exchange of the New Notes and New Guarantees.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  In rendering the foregoing opinion we have, with your approval, assumed that (i) the Company has been duly formed and is validly existing under the laws of Ontario, (ii) each Guarantor has been duly formed and is validly existing under the laws of its respective jurisdiction of incorporation or formation, (iii) the Indenture has been duly authorized, executed and delivered by the Company insofar as the laws of Ontario and the Federal laws of Canada are concerned, (iv) the Indenture has been duly authorized, executed and delivered by each Guarantor insofar as the laws of its jurisdiction of incorporation or formation are concerned, (v) the New Notes have been duly authorized, executed, issued and delivered by the Company insofar as the laws of Ontario and the Federal laws of Canada are concerned, (vi) the New Guarantees have been duly authorized, executed and delivered by each Guarantor insofar as the laws of its jurisdiction of incorporation or formation are concerned and (vii) the provisions of the New Notes, the New Guarantees and the Indenture designating the law of the State of New York as the governing law for the New Notes, the New Guarantees and the Indenture are valid and binding upon the Company and each Guarantor insofar as the laws of its respective jurisdiction of incorporation or formation are concerned.  We note that with respect to all matters of local law of the jurisdictions listed on Annex B hereto, you are relying upon the opinions of the respective counsel named in Annex B hereto, all of which are also filed as exhibits to the Registration Statement.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of Notes and Guarantees” in the Prospectus.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP

Annex A

Guarantors

Fairbanks Gold Mining, Inc.

KG Far East (Luxembourg) Sàrl

KG Mining (Bald Mountain) Inc.

KG Mining (Round Mountain) Inc.

Kinross Brasil Mineração S.A.

Melba Creek Mining, Inc.

Red Back Mining B.V.

Red Back Mining (Ghana) Limited

Round Mountain Gold Corporation

White Ice Ventures Limited

Annex B

Local Counsel Opinions

Counsel	Jurisdiction

Osler, Hoskin & Harcourt LLP	Canada

Conyers Dill & Pearman	British Virgin Islands

Pinheiro Neto Advogados	Federative Republic of Brazil

Kaufhold & Reveillaud Avocats	Luxembourg

Loyens & Loeff N.V.	Netherlands

Holland & Hart LLP	Alaska

Richards, Layton & Finger, P.A.	Delaware